News Release

For Immediate Release:	For More Information,
April 27, 2017	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports First Quarter Results

SOUTHERN PINES, N.C. – First Bancorp (NASDAQ – FBNC), the parent company of First Bank, announced today first quarter of 2017 net income available to common shareholders of $7.6 million, or $0.34 per diluted common share, an increase of 3.0% in earnings per share from the $6.8 million, or $0.33 per diluted common share, recorded in the first quarter of 2016. The quarterly results were impacted by strong balance sheet growth and favorable earnings trends. Earnings for the first quarter of 2017 included merger and acquisition expenses of $2.4 million, or $1.6 million on an after-tax basis, which amounts to $0.07 per share, and were associated with the acquisition of Carolina Bank Holdings, Inc.

Acquisition of Carolina Bank Holdings, Inc.

On March 3, 2017, the Company acquired Carolina Bank Holdings, Inc. (“Carolina Bank”), which operated through eight branches and three mortgage loan offices, primarily in the Triad region of North Carolina. As of the acquisition date, Carolina Bank had total assets of $682 million, including $497 million in loans and $585 million in deposits. In connection with the acquisition, the Company paid a total of $25.3 million in cash and issued 3,799,472 shares of First Bancorp common stock to the shareholders of Carolina Bank.

Also in connection with the acquisition, the Company recorded $67.8 million in goodwill and an $8.8 million core deposit intangible asset.

The operating results of First Bancorp for the period ended March 31, 2017 include the results of Carolina Bank subsequent to the acquisition date of March 3, 2017. The conversion of Carolina Bank’s computer systems to First Bank’s systems is scheduled to occur in August 2017.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2017 was $34.3 million, a 13.6% increase from the $30.2 million recorded in the first quarter of 2016. The increase in net interest income was primarily due to growth in the Company’s loans outstanding.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) was 4.07% for both the first quarters of 2017 and 2016. The first quarter of 2017 net interest margin was positively impacted by approximately $295,000, or 4 basis points, in previously foregone interest that was recognized related to a nonaccrual loan relationship that was acquired in a 2011 failed bank acquisition and was resolved during the quarter, as well as $443,000 in discount accretion interest income related to that same relationship, which impacted the margin by an additional 5 basis points.

The Company recorded $1.4 million and $1.1 million in loan discount accretion during the quarters ended March 31, 2017 and 2016, respectively, which positively affected the Company’s net interest income. As noted above, the 2017 amount was impacted by the resolution of a loan relationship. See the Financial Summary for a table that presents the impact of loan discount accretion on net interest income.

Excluding the effects of loan discount accretion, the Company’s net interest margin was 3.91% for the first quarter of 2017, compared to 3.83% for the fourth quarter of 2016 and 3.93% for the first quarter of 2016. The increase in the first quarter of 2017 compared to the fourth quarter of 2016 was primarily due to a higher loan yield, which included the $295,000 in previously foregone interest discussed above, as well as higher yields on securities and short-term investments that were due to higher interest rates. Also see the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding loan discount accretion, and other information regarding this ratio.

Provision for Loan Losses and Asset Quality

The Company recorded a provision for loan losses of $0.7 million in the first quarter of 2017 compared to $0.3 million in the first quarter of 2016.

For periods prior to the third quarter of 2016, the Company’s provision for loan losses was disclosed in separate line items between covered loans and non-covered loans, as shown in the attached tables. Generally, the Company recorded provisions for loan losses on non-covered loans as a result of net charge-offs and loan growth, while significant recoveries in the Company’s covered loan portfolios resulted in negative provisions for loan losses. Upon the termination of the FDIC loss share agreements, effective September 22, 2016, all loans are classified as non-covered.

The Company’s provision for loan loss levels have been impacted by continued improvement in asset quality. Nonperforming assets amounted to $60.0 million at March 31, 2017, a decrease of 27.0% from the $82.3 million one year earlier. Nonperforming assets increased by $0.9 million since December 31, 2016, which reflects the addition of $3.1 million in foreclosed real estate assumed in the Carolina Bank acquisition. The Company’s nonperforming assets to total assets ratio was 1.35% at March 31, 2017 compared to 2.43% at March 31, 2016. Annualized net charge-offs as a percentage of average loans for the three months ended March 31, 2017 was 0.13%, compared to 0.35% for the comparable period of 2016.

Noninterest Income

Total noninterest income was $9.8 million and $5.0 million for the three months ended March 31, 2017 and March 31, 2016, respectively.

Core noninterest income for the first quarter of 2017 was $9.8 million, an increase of 33.5% from the $7.3 million reported for the first quarter of 2016. Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgage loans, iv) commissions from sales of insurance and financial products, v) SBA consulting fees, vi) SBA loan sale gains, and vii) bank-owned life insurance income.

The primary reason for the increase in core noninterest income in 2017 was the addition of SBA consulting fees and SBA loan sale gains. On May 5, 2016, the Company completed the acquisition of a firm that specializes in consulting with financial institutions across the country related to SBA loan origination and servicing. The Company recorded $1.3 million in SBA consulting fees in the first quarter of 2017 compared to none in 2016. In the third quarter of 2016, the Company launched a national SBA lending division, which offers SBA loans to small business owners throughout the United States. This division earned $0.6 million from gains on the sales of the guaranteed portions of these loans during the first quarter of 2017 compared to none in 2016.

In the first quarter of 2017, the Company recorded no indemnification asset expense compared to $2.4 million in indemnification asset expense in the first quarter of 2016.

Noninterest Expenses

Noninterest expenses amounted to $32.1 million in the first quarter of 2017 compared to $24.8 million recorded in the first quarter of 2016. The majority of the increase in noninterest expense in 2017 related to increases in salaries expense and merger and acquisition expense, as discussed below.

Salaries expense increased to $14.0 million in the first quarter of 2017 from the $11.5 million recorded in the first quarter of 2016. The primary reason for the increase in salaries expense in 2017 is due to the addition of the SBA consulting firm and the hiring of personnel related to the Company’s SBA division. Also impacting salaries expense was the addition of personnel acquired from Carolina Bank.

Merger and acquisition expenses amounted to $2.4 million for the three months ended March 31, 2017, compared to $0.2 million in the comparable period of 2016.

Balance Sheet and Capital

Total assets at March 31, 2017 amounted to $4.4 billion, a 31.3% increase from a year earlier. Total loans at March 31, 2017 amounted to $3.3 billion, a 29.5% increase from a year earlier, and total deposits amounted to $3.6 billion at March 31, 2017, a 28.4% increase from a year earlier.

In addition to the growth realized from the acquisition of Carolina Bank, the Company experienced strong organic loan and deposit growth for the three and twelve months ended March 31, 2017. For the first quarter of 2017, organic loan growth amounted to $81.3 million, or 12.0% annualized, and for the twelve months ended March 31, 2017, organic loan growth amounted to $251 million, or 9.9%. For the first quarter of 2017, organic deposit growth amounted to $96.4 million, or 13.1% annualized, and for the twelve months ended March 31, 2017, organic deposit growth amounted to $240 million, or 8.5%. The strong growth was a result of ongoing internal initiatives to drive loan and deposit growth, including the Company’s recent expansion into higher growth markets.

The Company remains well-capitalized by all regulatory standards, with a Total Risk-Based Capital Ratio at March 31, 2017 of 12.56%, a decline from 14.47% at March 31, 2016, but still in excess of the 10.00% minimum to be considered well-capitalized. The Company’s tangible common equity to tangible assets ratio was 7.79% at March 31, 2017, a decrease of 45 basis points from a year earlier. The decreases in the capital ratios are due to the acquisition of Carolina Bank.

Comments of the CEO and Other Business Matters

Richard H. Moore, CEO of First Bancorp, commented on today’s report, “I am pleased to report another quarter of strong earnings and growth. We continue to see good results from our strategic initiatives.” Mr. Moore continued, “We thank all of our customers for the opportunity to be of service, and we extend a special welcome to the customers and shareholders of Carolina Bank.”

In addition to the business developments previously discussed, the following were noted during the first quarter of 2017:

•	On April 24, 2017, First Bank opened a full service branch in Raleigh, North Carolina. The branch is located at 3110 Edwards Mill Road, Suite 150, Raleigh, North Carolina 27612. First Bank previously opened a loan production office in Raleigh in the first quarter of 2016.

•	On March 15, 2017, the Company announced a quarterly cash dividend of $0.08 cents per share payable on April 25, 2017 to shareholders of record on March 31, 2017. This is the same dividend rate as the Company declared in the first quarter of 2016.

Note Regarding Components of Earnings

For the period in 2016 presented, the Company’s results of operations were significantly affected by the accounting for two FDIC-assisted failed bank acquisitions. In the discussion above and in the accompanying tables, the term “covered” is used to describe assets that were included in FDIC loss share agreements, while the term “non-covered” refers to the Company’s legacy assets, which are not included in any type of loss share arrangement. As previously discussed, all loss share agreements were terminated in the third quarter of 2016 and thus the entire loan portfolio is now classified as non-covered. Certain prior period disclosures will continue to present the breakout of the loan portfolio between covered and non-covered.

Certain covered, as well as newly acquired loans, have an unaccreted discount associated with them. Such loans that experience favorable changes in credit quality compared to what was expected at the acquisition date, including loans that pay off, will continue to result in positive adjustments to interest income being recorded over the life of the respective loan – also referred to as loan discount accretion.

For periods prior to September 22, 2016, because favorable changes in covered assets resulted in lower expected FDIC claims, and unfavorable changes in covered assets resulted in higher expected FDIC claims, the FDIC indemnification asset was adjusted to reflect those expectations. The net increase or decrease in the indemnification asset was reflected within noninterest income, with the net impact being that pretax income was generally only impacted by 20% of the income or expense associated with provisions for loan losses on covered loans, discount accretion, and losses from covered foreclosed properties.

* * *

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $4.4 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 95 branches in North Carolina and South Carolina. First Bank also operates three mortgage loan production offices in the central region of North Carolina. First Bank provides SBA loans to customers through its nationwide network of lenders – for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to the press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended March 31,		Percent
($ in thousands except per share data – unaudited)	2017	2016	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$33,703	29,573
Interest on investment securities	2,267	2,268
Other interest income	498	222
Total interest income	36,468	32,063	13.7%
Interest expense
Interest on deposits	1,402	1,320
Interest on borrowings	770	548
Total interest expense	2,172	1,868	16.3%
Net interest income	34,296	30,195	13.6%
Provision for loan losses – non-covered loans	723	1,621
Provision (reversal) for loan losses – covered loans	—	(1,363)
Total provision (reversal) for loan losses	723	258	180.2%
Net interest income after provision for loan losses	33,573	29,937	12.1%
Noninterest income
Service charges on deposit accounts	2,614	2,685
Other service charges, commissions, and fees	3,173	2,830
Fees from presold mortgage loans	768	371
Commissions from sales of insurance and financial products	840	938
SBA consulting fees	1,260	—
SBA loan sale gains	622	—
Bank-owned life insurance income	508	508
Foreclosed property gains (losses), net	25	210
FDIC indemnification asset expense, net	—	(2,366)
Securities gains (losses), net	(235)	3
Other gains (losses), net	234	(177)
Total noninterest income	9,809	5,002	96.1%
Noninterest expenses
Salaries expense	13,950	11,475
Employee benefit expense	3,721	2,706
Occupancy and equipment related expense	3,242	2,813
Merger and acquisition expenses	2,373	201
Intangibles amortization expense	576	186
Other operating expenses	8,210	7,392
Total noninterest expenses	32,072	24,773	29.5%
Income before income taxes	11,310	10,166	11.3%
Income tax expense	3,755	3,329	12.8%
Net income	7,555	6,837	10.5%

Preferred stock dividends	—	(58)

Net income available to common shareholders	$7,555	6,779	11.4%

Earnings per common share – basic	$0.34	0.34	0.0%
Earnings per common share – diluted	0.34	0.33	3.0%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$34,296	30,195
Tax-equivalent adjustment (1)	585	459
Net interest income, tax-equivalent	$34,881	30,654	13.8%

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 37% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary – Page 2

	Three Months Ended March 31,
PERFORMANCE RATIOS (annualized)	2017	2016
Return on average assets (1)	0.79%	0.82%
Return on average common equity (2)	7.18%	7.97%
Net interest margin – tax-equivalent (3)	4.07%	4.07%
Net charge-offs to average loans	0.13%	0.35%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	0.08
Stated book value – common	19.85	17.24
Tangible book value – common	13.53	13.75
Common shares outstanding at end of period	24,663,241	19,865,779
Weighted average shares outstanding – basic	21,983,963	19,783,747
Weighted average shares outstanding – diluted	22,064,923	20,553,858

CAPITAL RATIOS
Tangible common equity to tangible assets	7.79%	8.24%
Common equity tier I capital ratio	10.33%	11.35%
Tier I leverage ratio	11.05%	10.40%
Tier I risk-based capital ratio	11.85%	13.41%
Total risk-based capital ratio	12.56%	14.47%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,856,589	3,332,492
Loans	2,903,279	2,528,317
Earning assets	3,478,525	3,028,775
Deposits	3,152,778	2,775,391
Interest-bearing liabilities	2,580,950	2,303,445
Shareholders’ equity	426,842	349,484

(1) Calculated by dividing annualized net income available to common shareholders by average assets.

(2) Calculated by dividing annualized net income available to common shareholders by average common equity.

(3) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Net interest income – tax-equivalent (1)	$34,881	31,837	30,888	32,055	30,654
Taxable equivalent adjustment (1)	585	544	534	517	459
Net interest income	34,296	31,293	30,354	31,538	30,195
Provision for loan losses – non-covered	723	—	—	489	1,621
Provision (reversal) for loan losses - covered	—	—	—	(770)	(1,363)
Noninterest income	9,809	9,473	5,157	5,919	5,002
Noninterest expense	32,072	28,183	27,718	26,147	24,773
Income before income taxes	11,310	12,583	7,793	11,591	10,166
Income tax expense	3,755	4,228	3,115	3,952	3,329
Net income	7,555	8,355	4,678	7,639	6,837
Preferred stock dividends	—	—	(58)	(59)	(58)
Net income available to common shareholders	7,555	8,355	4,620	7,580	6,779

Earnings per common share – basic	0.34	0.41	0.23	0.38	0.34
Earnings per common share – diluted	0.34	0.40	0.23	0.37	0.33

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary – Page 3

CONSOLIDATED BALANCE SHEETS ($ in thousands - unaudited)	At Mar. 31, 2017	At Dec. 31, 2016	At Mar. 31, 2016	One Year Change
Assets
Cash and due from banks	$81,514	71,645	52,393	55.6%
Interest bearing deposits with banks	323,646	234,348	149,201	116.9%
Total cash and cash equivalents	405,160	305,993	201,594	101.0%

Investment securities	347,997	329,042	395,625	(12.0%	)
Presold mortgages	11,661	2,116	3,102	275.9%

Loans – non-covered	3,289,355	2,710,712	2,439,830
Loans – covered (1)	—	—	99,523
Total loans	3,289,355	2,710,712	2,539,353	29.5%
Allowance for loan losses	(23,546)	(23,781)	(26,648)	(11.6%	)
Net loans	3,265,809	2,686,931	2,512,705	30.0%

Premises and equipment	97,142	75,351	75,268	29.1%
FDIC indemnification asset	—	—	6,704	n/m
Intangible assets	155,683	79,475	69,361	124.5%
Foreclosed real estate	12,789	9,532	10,336	23.7%
Bank-owned life insurance	86,923	74,138	72,594	19.7%
Other assets	58,682	52,284	35,677	64.5%
Total assets	$4,441,846	3,614,862	3,382,966	31.3%

Liabilities
Deposits:
Non-interest bearing checking accounts	$958,175	756,003	679,228	41.1%
Interest bearing checking accounts	694,898	635,431	607,617	14.4%
Money market accounts	812,427	683,680	665,291	22.1%
Savings accounts	415,600	209,074	194,573	113.6%
Brokered deposits	157,198	136,466	71,128	121.0%
Internet time deposits	10,022	—	—	n/m
Other time deposits > $100,000	321,407	287,939	322,607	(0.4%	)
Other time deposits	259,443	238,760	286,377	(9.4%	)
Total deposits	3,629,170	2,947,353	2,826,821	28.4%

Borrowings	290,403	271,394	186,394	55.8%
Other liabilities	32,812	28,014	19,919	64.7%
Total liabilities	3,952,385	3,246,761	3,033,134	30.3%

Shareholders’ equity
Preferred stock	—	—	7,287	n/m
Common stock	262,180	147,287	135,318	93.8%
Retained earnings	231,503	225,921	210,250	10.1%
Stock in rabbi trust assumed in acquisition	(7,688)	—	—	n/m
Rabbi trust obligation	7,688	—	—	n/m
Accumulated other comprehensive loss	(4,222)	(5,107)	(3,023)	39.7%
Total shareholders’ equity	489,461	368,101	349,832	39.9%
Total liabilities and shareholders’ equity	$4,441,846	3,614,862	3,382,966	31.3%

(1)	All FDIC loss share agreements were terminated effective September 22, 2016, and accordingly, assets previously covered under those agreements became non-covered on that date.

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary - Page 4

	For the Three Months Ended
YIELD INFORMATION	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Yield on loans	4.71%	4.60%	4.52%	4.83%	4.70%
Yield on securities – tax-equivalent (1)	3.41%	3.09%	3.05%	3.06%	3.26%
Yield on other earning assets	0.86%	0.53%	0.58%	0.61%	0.54%
Yield on all interest earning assets	4.32%	4.19%	4.17%	4.45%	4.32%

Rate on interest bearing deposits	0.24%	0.24%	0.24%	0.25%	0.25%
Rate on other interest bearing liabilities	1.28%	1.15%	1.13%	1.20%	1.18%
Rate on all interest bearing liabilities	0.34%	0.33%	0.33%	0.32%	0.33%
Total cost of funds	0.26%	0.25%	0.25%	0.25%	0.25%

Net interest margin – tax-equivalent (2)	4.07%	3.94%	3.93%	4.21%	4.07%
Average prime rate	3.79%	3.55%	3.50%	3.50%	3.50%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Interest income – increased by accretion of loan discount	$1,360	898	822	1,676	1,055
Interest expense – reduced by premium amortization of deposits	57	38	38	—	—
Interest expense – increased by discount accretion of borrowings	(9)	—	—	—	—
Impact on net interest income	$1,408	936	860	1,676	1,055

First Bancorp and Subsidiaries Financial Summary – Page 5

ASSET QUALITY DATA ($ in thousands)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Nonperforming assets
Nonaccrual loans	$25,684	27,468	32,796	37,975	41,411
Troubled debt restructurings - accruing	21,559	22,138	27,273	29,271	30,514
Accruing loans > 90 days past due	—	—	—	—	—
Total nonperforming loans	47,243	49,606	60,069	67,246	71,925
Foreclosed real estate	12,789	9,532	10,103	10,606	10,336
Total nonperforming assets	$60,032	59,138	70,172	77,852	82,261
Total covered nonperforming assets included above (1)	$—	—	—	8,024	10,698
Purchased credit impaired loans not included above (2)	$19,167	—	—	—	—
Asset Quality Ratios
Net quarterly charge-offs to average loans - annualized	0.13%	0.12%	0.06%	0.05%	0.35%
Nonperforming loans to total loans	1.44%	1.83%	2.27%	2.59%	2.83%
Nonperforming assets to total assets	1.35%	1.64%	1.98%	2.25%	2.43%
Allowance for loan losses to total loans	0.72%	0.88%	0.93%	1.00%	1.05%

(1)	All FDIC loss share agreements were terminated effective September 22, 2016 and, accordingly, assets previously covered under those agreements became non-covered on that date.
(2)	In the March 3, 2017 acquisition of Carolina Bank Holdings, Inc., the Company acquired $19.3 million in purchased credit impaired loans in accordance with ASC 310-30 accounting guidance. These loans are excluded from the nonperforming loan amounts, including $1.7 million in purchase credit impaired loans at March 31, 2017 that are contractually past due 90 days or more.

First Bancorp and Subsidiaries Financial Summary - Page 6

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Net interest income, as reported	$34,296	31,293	30,354	31,538	30,195
Tax-equivalent adjustment	585	544	534	517	459
Net interest income, tax-equivalent (A)	$34,881	31,837	30,888	32,055	30,654
Average earning assets (B)	$3,478,525	3,214,719	3,127,219	3,064,959	3,028,775

Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	4.07%	3.94%	3.93%	4.21%	4.07%

Net interest income, tax-equivalent	$34,881	31,837	30,888	32,055	30,654
Loan discount accretion	1,360	898	822	1,676	1,055
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$33,521	30,939	30,066	30,379	29,599

Average earnings assets (B)	$3,478,525	3,214,719	3,127,219	3,064,959	3,028,775
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	3.91%	3.83%	3.82%	3.99%	3.93%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this paragraph. Loan discount accretion is a non-cash interest income adjustment related to the Company’s acquisition of loans and represents the portion of the fair value discount that was initially recorded on the acquired loans that is being recognized into income over the lives of the loans. At March 31, 2017, the Company had a remaining loan discount balance of $19.6 million compared to $14.0 million at March 31, 2016. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.